Exhibit 10.1

SendGrid, Inc.

Non-Employee Director Compensation Policy

Each member of the board of directors (the “Board”) of SendGrid, Inc. (the “Company”) who is not also an employee of the Company or any subsidiary of the Company shall be entitled to the following compensation for service on the Board and its committees:

Cash Compensation

Cash compensation shall be paid in the following annual amounts.  Payments shall be made in quarterly installments in arrears on the last day of each calendar quarter in which service occurred, and shall be prorated as appropriated for a director who does not serve for the full quarter.

1.Annual Board Service Retainer:

a.All non-employee directors: $30,000

b.Chairman of the Board, if not an employee, or lead independent director, if any (in addition to the retainer for all non-employee directors): $15,000

2.Annual Non-Chair Committee Member Service Retainer:

a.Member of the Audit Committee: $10,000

b.Member of the Compensation Committee: $5,000

c.Member of the Nominating and Corporate Governance Committee: $3,750

3.Annual Committee Chair Service Retainer:

a.Chairman of the Audit Committee: $20,000

b.Chairman of the Compensation Committee: $10,000

c.Chairman of the Nominating and Corporate Governance Committee: $7,500

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2017 Equity Incentive Plan.  The number of shares of common stock subject to each restricted stock unit (“RSU”) award granted under this policy will be the quotient of the dollar value of the award divided by the closing price of the Company’s common stock on the date of grant, rounded down to the nearest whole share.

Annual Grant:  On the date of each annual stockholders meeting of the Company, each director who is first elected to the Board at such stockholders meeting or who will continue to serve as a non-employee member of the Board following such stockholders meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted an RSU award with a value equal to $150,000, with the number of shares of common stock subject to such award determined as set forth above.  The RSUs will vest in full on the day before the first annual stockholders meeting of the Company occurring after the grant date, subject to the  director’s continued service on such vesting date.  The RSUs will fully vest upon a change in control.

Initial Grant:  On the date on which a new director is first appointed or elected to serve as a non-employee member of the Board (other than an election at an annual stockholders meeting of the Company that will result in such director receiving an annual grant, as described above),  such new director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted an RSU award with a dollar value equal to $150,000, prorated for the number of days until the Company’s next annual stockholders meeting (or if the date of such meeting has not been determined as of the grant date, prorated for the number of days until the first anniversary of the Company’s most recently-held annual stockholders meeting), with the number of shares of common stock subject to such award determined as set forth above.  The RSUs will vest in full on the day before the first annual stockholders meeting of the Company occurring after the grant date, subject to the  director’s continued service on such vesting date.  The RSUs will fully vest upon a change in control.